Trust I –

Sub-Item 77Q1(a)

Copies of any material amendments to the registrant's charter or bylaws:

Amended Schedule B, dated February 17, 2010 to the Declaration of
Trust dated November 5, 2004,as filed with the Securities and Exchange
Commission on February 24, 2011 (Accession Number 0001193125-11-044730).